Exhibit 99

Investor Contact:

Richard E. Fish

Chief Financial Officer

256-382-3827

Richard.fish@deltacom.com

FOR IMMEDIATE RELEASE

ITC^DELTACOM ANNOUNCES FIRST QUARTER 2010 RESULTS

Huntsville, Ala.—(May 17, 2010)— ITC^DeltaCom, Inc. (OTC: ITCD.OB), a leading provider of integrated communications services to customers in the southeastern United States, today announced its operating and financial results for the quarter ended March 31, 2010.

For the quarter ended March 31, 2010, ITC^DeltaCom reported total operating revenues of $111.1 million, net income of $2.4 million, and adjusted EBITDA* of $22.8 million.

“The investments in personnel, products and programs we began making in the previous quarters are having a positive impact on our business,” said Randall E. Curran, ITC^DeltaCom’s Chief Executive Officer. “Decline in the company’s top-line revenue from business customer downsizings, closures and cost-cutting efforts has decelerated in the first quarter and we expect that positive revenue trend to improve as we continue to position the company for future revenue growth.”

Among its operating highlights for the first quarter, ITC^DeltaCom:

•	recorded operating income of $7.1 million compared to $4.9 million for the first quarter of 2009, and net income of $2.4 million compared to a net loss of $(2.6) million for the first quarter of 2009;

•	increased adjusted EBITDA by 2.1% over the first quarter of 2009 to $22.8 million;

•	generated $19 million in net cash provided by operating activities, which represented an increase of $3.5 million over the fourth quarter of 2009;

•	increased adjusted unlevered free cash flow ** by $16.2 million over the fourth quarter of 2009;

•

ended the quarter with approximately 416,500 voice lines in service, of which 88.1% were provided on its own network, which represented an increase from 86.2% provided on its own network at the end of the first quarter of 2009;

•

reduced its cost of services and equipment as a percentage of total operating revenues to 44.2% for the first quarter of 2010 from 46.3 % for the first quarter of 2009 by eliminating excess costs from its network; and

•

continued to derive benefit from investments in process redesign and other efficiency gains, resulting in selling, operations and administration expense of $40.1 million compared to $43.7 million for the first quarter of 2009.

“Closing our offering of $325 million senior secured notes immediately following the end of the quarter was a very significant event for our company,” said Richard E. Fish, ITC^DeltaCom’s Chief Financial Officer. “Not only have we extended the maturities of our debt to 2016, our total liquidity increased from approximately $70 million to $100 million and our ability to pursue value-enhancing strategic opportunities has been significantly improved.”

Additional information about ITC^DeltaCom’s business and operating results is contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed with the Securities and Exchange Commission.

*	Adjusted EBITDA is defined by ITC^DeltaCom as net income (loss) before interest income and expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, non-cash loss on extinguishment of debt, debt issue cost write-off, prepayment penalties on debt, equity commitment fees, restructuring expenses, asset impairment loss and other income or loss, all as disclosed in the consolidated statements of operations and comprehensive income (loss). Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles. For information about management’s reasons for providing data with respect to adjusted EBITDA, the limitations associated with the use of adjusted EBITDA and a quantitative reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with generally accepted accounting principles, see the accompanying tables captioned “Adjusted EBITDA Reconciliation.”
**	Adjusted unlevered free cash flow is defined by ITC^DeltaCom as adjusted EBITDA (as defined above) less capital expenditures (including equipment purchased through capital leases) and changes in accounts payable – construction, all as disclosed in the consolidated statements of cash flows. Adjusted unlevered free cash flow is not a measurement of financial performance under generally accepted accounting principles. For information about management’s reasons for providing data with respect to adjusted unlevered free cash flow, the limitations associated with the use of adjusted unlevered free cash flow, and a quantitative reconciliation of adjusted unlevered free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with generally accepted accounting principles, see the accompanying tables captioned “Adjusted Unlevered Free Cash Flow Reconciliation.”

ABOUT ITC^DELTACOM, INC.

ITC^DeltaCom, Inc., headquartered in Huntsville, Alabama, provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and other communications providers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 12,362 route miles, and offers a comprehensive suite of data and voice communications services, including high-speed or broadband data communications (which consist of Ethernet and Internet access connectivity), local exchange, long-distance and conference calling, and mobile data and voice services. ITC^DeltaCom is one of the largest competitive telecommunications providers in its primary eight-state region. For more information about ITC^DeltaCom, visit ITC^DeltaCom’s web site at http://www.deltacom.com.

FORWARD-LOOKING STATEMENTS

Except for the historical and present factual information contained herein, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions as they relate to ITC^DeltaCom, Inc. or its management are intended to identify these forward-looking statements. All statements by the Company regarding its expected financial position, revenues, liquidity, cash flow and other operating results, balance sheet improvement, business strategy, financing plans, forecasted trends related to the markets in which it operates, legal proceedings and similar matters are forward-looking statements. The Company’s actual results could be materially different from its expectations because of various risks. These risks, some of which are discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in the Company’s subsequent SEC reports, include the Company’s dependence on new product development, rapid technological and market changes, the Company’s dependence upon rights of way and other third-party agreements, debt service and other cash requirements, liquidity constraints and risks related to future growth and rapid expansion. Other important risk factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, customer attrition, delays or difficulties in deployment and implementation of colocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service/vendor arrangements, competition, adverse changes in the regulatory or legislative environment, and various other factors beyond the Company’s control. ITC^DeltaCom disclaims any responsibility to update these forward-looking statements.

ITC^DeltaCom, Inc.

Financial Highlights

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
OPERATING REVENUES:
Integrated communications services	$93,118	$102,076
Wholesale services	14,289	15,618
Equipment sales and related services	3,733	4,281

TOTAL OPERATING REVENUES	111,140	121,975

COSTS AND EXPENSES:
Cost of services and equipment, excluding depreciation and amortization	49,144	56,477
Selling, operations and administration expense	40,100	43,670
Depreciation and amortization	14,822	16,919

Total operating expenses	104,066	117,066

OPERATING INCOME	7,074	4,909

OTHER (EXPENSE) INCOME:
Interest expense	(4,842)	(7,539)
Interest income	5	15
Other income	152	19

Total other expense, net	(4,685)	(7,505)

INCOME (LOSS) BEFORE INCOME TAXES	2,389	(2,596)

INCOME TAX EXPENSE	—	—

NET INCOME (LOSS)	$2,389	$(2,596)

BASIC NET INCOME (LOSS) PER COMMON SHARE	$0.03	$(0.03)

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.03	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	81,776,504	80,867,040

DILUTED	86,856,698	80,867,040

COMPREHENSIVE INCOME (LOSS):
NET INCOME (LOSS)	$2,389	$(2,596)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in unrealized gains (losses) on derivative instrument designated as cash flow hedging instrument, net of tax	—	1,807

COMPREHENSIVE INCOME (LOSS)	$2,389	$(789)

ITC^DeltaCom, Inc.

Quarterly Highlights

(Unaudited)

(In thousands)

	Three Months Ended
	March 31, 2010	Dec 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009
Integrated communications services revenues:
Long distance and access	$14,153	$14,007	$15,375	$15,529	$16,021
Business local, data and internet	78,965	80,352	82,293	84,524	86,055

Total integrated communications services revenues	93,118	94,359	97,668	100,053	102,076

Wholesale services revenues:
Broadband transport	11,917	12,327	12,284	12,237	12,664
Local interconnection	120	127	181	308	740
Directory assistance and operator services	919	925	986	1,019	1,029
Other	1,333	1,215	1,113	1,061	1,185

Total wholesale services revenues	14,289	14,594	14,564	14,625	15,618

Equipment sales and related services revenues	3,733	3,394	4,167	3,925	4,281

Total operating revenues	111,140	112,347	116,399	118,603	121,975

COSTS AND EXPENSES:
Cost of services and equipment, excluding depreciation and amortization	49,144	48,899	52,627	54,627	56,477
Selling, operations and administration expense	40,100	44,714	41,378	41,817	43,670
Depreciation and amortization	14,822	17,819	17,110	17,216	16,919

Total operating expenses	104,066	111,432	111,115	113,660	117,066

OPERATING INCOME	$7,074	$915	$5,284	$4,943	$4,909

ITC^DeltaCom, Inc.

Quarterly Highlights (continued)

(Unaudited)

	March 31, 2010	Dec. 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009
Retail business voice lines in service(1)
UNE-T and other UNE lines(2)	366,734	367,403	369,752	372,413	369,787
Increase (decrease) from previous quarter	(0.2)%	(0.6)%	(0.7)%	0.7%	0.1%

Resale and commercial agreement lines(3)	49,754	51,602	53,456	56,022	59,017
Decrease from previous quarter	(3.6)%	(3.5)%	(4.6)%	(5.1)%	(5.8)%

Total retail business voice lines in service	416,488	419,005	423,208	428,435	428,804

Wholesale voice lines in service(4)	8,694	8,004	6,969	8,625	12,489
Increase (decrease) from previous quarter	8.6%	14.9%	(19.2)%	(30.9)%	(52.2)%

Total business voice lines in service(5)	425,182	427,009	430,177	437,060	441,293

Number of employees(6)	1,365	1,398	1,437	1,452	1,511

(1)	Lines in service include only voice lines in service. Conversion of data services provided to customers to a voice line equivalent is not included.
(2)	Facilities-based service offering in which ITC^DeltaCom provides local service through its owned and operated switching facilities.
(3)	Voice lines for local and mobile services served via commercial agreements and reselling incumbent local exchange carrier tariff offerings.
(4)	Represents primary rate interface circuits provided as part of ITC^DeltaCom’s local interconnection services for Internet service providers.
(5)	Reported net of lines disconnected or canceled.
(6)	Includes full-time and part-time employees.

ITC^DeltaCom, Inc.

Balance Sheet and Other Financial Highlights

(In thousands)

Balance Sheet Data (at period end):	March 31, 2010	December 31, 2009
	(Unaudited)
Cash and cash equivalents (unrestricted)	$73,874	$67,786
Working capital	39,910	40,371
Total assets	373,495	368,494
Long-term liabilities	303,118	303,747
Stockholders’ deficit	(15,986)	(16,724)
Total liabilities and stockholders’ deficit	373,495	368,494

	Three Months Ended
Other Financial Data:	March 31, 2010	Dec. 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009
	(Unaudited)
Capital expenditures(1)	$11,217	$24,570	$10,315	$13,465	$8,329
Cash flows (used in) provided by:
Operating activities	19,039	15,579	14,622	21,430	17,271
Investing activities	(10,266)	(24,693)	(10,385)	(12,795)	(6,792)
Financing activities	(2,685)	(573)	(576)	(581)	(1,414)

Adjusted EBITDA(2)	22,830	19,936	23,094	22,697	22,357
Adjusted unlevered free cash flow(3)	11,613	(4,634)	12,779	9,232	14,028

ITC^DeltaCom, Inc.

Balance Sheet and Other Financial Highlights (continued)

(In thousands)

Notes:

(1)	Includes equipment purchased through capital leases and changes in accrued capital related costs.
(2)	Adjusted EBITDA is defined by ITC^DeltaCom as net income (loss) before interest income and expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, non-cash loss on extinguishment of debt, debt issue cost write-off, prepayment penalties on debt, equity commitment fees, restructuring expenses, asset impairment loss and other income or loss, all as disclosed in the consolidated statements of operations and comprehensive income (loss). Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles. For information about management’s reasons for providing data with respect to adjusted EBITDA and a quantitative reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with generally accepted accounting principles, see the accompanying tables captioned “Adjusted EBITDA Reconciliation.”
(3)	Adjusted unlevered free cash flow is defined by ITC^DeltaCom as adjusted EBITDA, as defined above in Note (2), less capital expenditures (including equipment purchased through capital leases) and changes in accounts payable–construction, all as disclosed in the consolidated statements of cash flows. Adjusted unlevered free cash flow is not a measurement of financial performance under generally accepted accounting principles. For information about management’s reasons for providing data with respect to adjusted unlevered free cash flow and for a quantitative reconciliation of adjusted unlevered free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with generally accepted accounting principles, see the accompanying tables captioned “Adjusted Unlevered Free Cash Flow Reconciliation.”

ITC^DeltaCom, Inc.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

Adjusted EBITDA is defined by ITC^DeltaCom as net income (loss) before interest income and expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, non-cash loss on extinguishment of debt, debt issue cost write-off, prepayment penalties on debt, equity commitment fees, restructuring expenses, asset impairment loss and other income or loss, all as disclosed in the consolidated statements of operations and comprehensive income (loss). Not all of these adjustments are applicable in every period. Adjusted EBITDA is not a financial measurement under generally accepted accounting principles (“GAAP”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Adjusted EBITDA” in our Annual Report on Form 10-K for our 2009 fiscal year for additional information regarding management’s reasons for including adjusted EBITDA data and for material limitations with respect to the usefulness of this measure. The following tables present adjusted EBITDA amounts for the fiscal quarters indicated and also sets forth a quantitative reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with GAAP (in thousands):

	Three Months Ended
	March 31, 2010	Dec. 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009
	(Unaudited)
Net income (loss)	$2,389	$(3,516)	$(2,117)	$(2,746)	$(2,596)
Add: non-EBITDA items included in net income (loss):
Interest (income) and expense, net	4,837	4,889	7,444	7,538	7,524
Depreciation and amortization	14,822	17,819	17,110	17,216	16,919
Stock-based compensation	934	1,202	700	538	529
Other (income) loss	(152)	(458)	(43)	151	(19)

Adjusted EBITDA	$22,830	$19,936	$23,094	$22,697	$22,357

ITC^DeltaCom, Inc.

Adjusted Unlevered Free Cash Flow Reconciliation

(In thousands)

(Unaudited)

Adjusted unlevered free cash flow is defined by ITC^DeltaCom as adjusted EBITDA (as defined above) less capital expenditures (including equipment purchased through capital leases) and changes in accounts payable–construction, all as disclosed in the consolidated statements of cash flows. Adjusted unlevered free cash flow is not a measurement of financial performance under GAAP. ITC^DeltaCom has included data with respect to adjusted unlevered free cash flow because its management considers adjusted unlevered free cash flow to be a useful, supplemental indicator of its operating performance. When measured over time, adjusted unlevered free cash flow provides supplemental information to investors concerning the growth rate in ITC^DeltaCom’s operating results and its ability to generate cash flows to satisfy mandatory debt service requirements and make other mandatory, non-discretionary expenditures. ITC^DeltaCom’s management believes that consideration of adjusted unlevered free cash flow should be supplemental, however, because adjusted unlevered free cash flow has limitations as an analytical financial measure, including the following:

•	adjusted unlevered free cash flow does not reflect ITC^DeltaCom’s cash expenditures for changes in current operating assets and liabilities;

•

adjusted unlevered free cash flow does not reflect ITC^DeltaCom’s cash expenditures for interest expense or accrued restructuring and merger costs, prepayment penalties on debt paid in cash, equity commitment fees, changes in restricted cash balances, or proceeds from sales of fixed assets;

•	ITC^DeltaCom does not pay income taxes due to net operating losses and, therefore, generates greater adjusted unlevered free cash flow than a comparable business that does pay income taxes; and

•	adjusted unlevered free cash flow may be calculated in a different manner by other companies in ITC^DeltaCom’s industry, which limits its usefulness as a comparative measure.

ITC^DeltaCom’s management compensates for these limitations by relying primarily on ITC^DeltaCom’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in adjusted unlevered free cash flow. As a result of these limitations, adjusted unlevered free cash flow should not be considered as a measure of liquidity nor as an alternative to net cash provided by operating activities, cash used in investing activities, cash provided by (used in) financing activities or change in cash and cash equivalents, as calculated in accordance with GAAP. The following tables present adjusted unlevered free cash flow amounts for the fiscal quarters indicated and also set forth a quantitative reconciliation of adjusted unlevered free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP (in thousands):

	Three Months Ended
	March 31, 2010	Dec. 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009
	(Unaudited)
Net cash provided by operating activities	$19,039	$15,579	$14,622	$21,430	$17,271

Adjustments to reconcile adjusted unlevered free cash flow to net cash provided by operating activities
Elements included in net cash provided by (used in) operating activities not included in adjusted unlevered free cash flow:
Total changes in current operating assets and liabilities	459	1,369	2,858	(4,671)	(154)

Provision for bad debts	(925)	(1,300)	(1,225)	(1,050)	(1,680)
Interest expense excluding interest paid in kind and in common stock, and amortization of debt issuance costs and debt discount, net of interest income	4,236	4,288	6,839	6,932	6,917
Other (income) loss	21	—	—	56	3

Adjusted EBITDA	22,830	19,936	23,094	22,697	22,357
Less:
Capital expenditures	(15,381)	(24,716)	(10,437)	(12,490)	(10,096)
Change in accounts payable – construction	4,164	146	122	(975)	1,767

Adjusted unlevered free cash flow	$11,613	$(4,634)	$12,779	$9,232	$14,028